SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 6, 2011

PAR TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-09720	16-1434688
(State or other jurisdiction of organization)	(Commission File Number)	(I.R.S. Employer incorporation or Identification Number)

PAR Technology Park 8383 Seneca Turnpike New Hartford, NY	13413-4991
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (315) 738-0600

Not Applicable
 (Former Name or Former Address, if changed since Last Report)

Item 1.01  Entry into a material definitive agreement.

Item 2.03  Creation of a direct financial obligation or an obligation under an off-balance sheet arrangement of a registrant.
Effective June 6, 2011, the Company amended and extended its existing credit facilities with JPMorgan Chase Bank, N.A., NBT Bank, N.A. and Alliance Bank, N.A.  As amended and extended, the credit facility provides for a $20,000,000 formula based revolving credit facility maturing June 6, 2014 and an outstanding $2,175,000 term loan maturing on August 1, 2012.  A component of the revolving credit facility is the availability of standby letters of credit from JPMorgan in the aggregate amount of $5,000,000.  The Company has the right to increase the revolving facility up to two times by a minimum of $5,000,000 each time by obtaining an increased commitment from any Lender or a commitment from another lending institution acceptable to JPMorgan Chase with consent from the other lenders being required if the increase is more than $10,000,000.  The facility continues to be secured by certain assets of the Company and continues to provide for customary covenants including, without limitation, covenants regarding leverage ratio, fixed charge coverage ratio and net worth and provides for acceleration upon the occurrence of customary events of default, including, without limitation, bankruptcy and failure to pay installments of principal or interest.

Exhibits

10.1    Amended and Restated Credit Agreement

10.2    Amendment No. 1 To Pledge and Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAR TECHNOLOGY CORPORATION
(Registrant)

Date: June 10, 20111	/s/Ronald J. Casciano
Ronald J. Casciano
Vice President, Chief Financial Officer, Treasurer and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amended and Restated Credit Agreement
10.2	Amendment No. 1 To Pledge and Security Agreement